Exhibit 99.1

NEWS RELEASE

Southcross Energy             1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Reports First Quarter 2015
Financial and Operating Results

DALLAS, Texas, May 8, 2015 - Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross” or the “Partnership”) today announced first quarter 2015 financial and operating results.
Highlights

•	Reported Adjusted EBITDA of $17.0 million for the first quarter of 2015

•	Increased processed natural gas volumes during the first quarter by 5% over fourth quarter 2014 volumes to an average of 541,115 MMBtu/d

•
Completed the acquisition of gathering, treating, compression and transportation assets from Southcross Holdings, LP (“Holdings”) for consideration consisting of 4.5 million new Southcross common units and $15 million in cash

•	Amended its revolving credit facility to enhance credit flexibility and covenant levels

•	Began flowing Y-grade natural gas liquids to Holdings’ newly-operational 63,000 barrel per day fractionation facility in Robstown, Texas

CEO Commentary

“Our processed gas volumes continued their upward trajectory resulting in another sequential quarterly increase in gross operating margin,” said John Bonn, Chief Executive Officer of Southcross’ general partner. “Further, the opening of the Robstown Fractionator provides Southcross with additional direct access to fractionation capacity for production from our natural gas processing facilities.”

“We are extremely pleased to complete the acquisition of gathering, treating, compression, and transportation assets from Holdings. This is the first of multiple anticipated drop-down transactions from Holdings following our combination with TexStar Midstream last August. We expect that this transaction will be accretive to distributable cash flow, deleverage our balance sheet and provide a significant stream of fixed fee earnings. The significant assets that remain available for drop-down from Holdings include the Lancaster gathering and treating system and the Robstown Fractionator, both of which are already connected to and integrated with Southcross.”

First Quarter Results

Southcross’ Adjusted EBITDA (as defined below) was $17.0 million for the three month period ended March 31, 2015, compared to $12.5 million for the same period in the prior year, and $20.6 million for the three month period ended December 31, 2014. Adjusted EBITDA for the first quarter was negatively impacted by approximately $2.0 million related to the previously-announced January fire at Southcross’ Gregory processing plant.

Gross operating margin (as defined below) totaled $39.4 million for the three month period ended March 31, 2015, compared to $27.2 million for the same period in the prior year, and $37.2 million for the three month period ended December 31, 2014. Net loss was ($10.8) million for the three month period ended March 31, 2015, compared to

($1.3) million for the same period in the prior year and ($2.3) million for the three month period ended December 31, 2014.

Processed gas volumes during the quarter averaged 541,115 MMBtu/d, an increase of approximately 120% compared to 246,422 MMBtu/d for the same period in the prior year, and an increase of approximately 5% compared to volumes of 515,046 MMBtu/d for the three month period ended December 31, 2014. Fractionated NGLs during the quarter averaged 20,596 barrels per day, an increase of 44% compared to 14,329 barrels per day for the same period in the prior year and a decrease of 8% compared to 22,394 barrels per day for the three month period ended December 31, 2014. The volume of NGLs fractionated during the first quarter of 2015 decreased on a sequential quarter basis due to increased ethane rejection, reflecting the continued low ethane commodity price environment.

Capital Expenditures

For the three month period ended March 31, 2015, growth capital additions to property, plant and equipment were $18.6 million. Capital expenditures on the consolidated cash flow statement for the quarter were $27.8 million, which included growth and maintenance expenditures and cash paid for capital additions incurred in 2014. Growth capital additions during the quarter were largely attributable to expenditures to interconnect the Southcross system with assets acquired in the August 2014 TexStar combination. With the addition of the NGL pipeline construction acquired as part of the drop-down transaction announced today, Southcross expects that growth capital additions for the full year 2015 will be between $50 million and $60 million compared to prior guidance of $25 million to $30 million.

Capital and Liquidity

As of March 31, 2015, Southcross had total outstanding debt of $510 million including $65 million under its revolving credit facility. Based on the terms of its credit facilities, as amended on May 7, 2015, Southcross’ total leverage ratio (as generally defined as debt divided by credit agreement EBITDA) was 5.4 to 1 as of March 31, 2015 compared to its credit facility covenant of 5.75 to 1.

Cash Distributions and Distributable Cash Flow

On April 28, 2015, Southcross announced that it would pay on May 14, 2015 to all common unitholders of record on May 8, 2015, a cash distribution of $0.40 per common unit for the three month period ended March 31, 2015 and also announced that it would pay to all Class B convertible unitholders of record on May 8, 2015 a distribution of $0.3257 per unit, paid in-kind in the form of additional Class B convertible units. The Partnership will not pay distributions for the first quarter of 2015 on its subordinated units or on the 4.5 million common units issued to Holdings in connection with the drop-down transaction.

Distributable cash flow (as defined below) for the three month period ended March 31, 2015 was $7.8 million, compared to $8.5 million for the same period in the prior year. Distributable cash flow for the three month period ended March 31, 2015 corresponds to distribution coverage of approximately 0.8 times.

Recent Developments

On May 7, 2015, Southcross completed the acquisition of gathering, treating, compression, and transportation assets from Holdings. The acquired assets consist of the Valley Wells sour gas gathering and treating system, compression assets that are part of the Valley Wells and Lancaster gathering and treating systems and NGL pipelines. Total consideration for the assets consists of 4.5 million new common units issued to Holdings and $15 million in cash, equating to total consideration of approximately $78 million. Southcross expects to spend approximately $26 million in remaining capital expenditures towards the completion of the NGL pipelines. Once the NGL pipelines are placed into service, which is anticipated in July 2015, the assets are expected to generate annualized EBITDA of approximately $18 million through largely fixed fee contract arrangements.

In conjunction with the acquisition, Southcross has completed an amendment of its revolving credit facility. Among other things, the amendment provides Southcross with increased financial flexibility including higher leverage covenants through the third quarter of 2016. The amendment also establishes a higher applicable borrowing margin on Southcross’ revolving credit facility when its leverage ratio is above 5.0:1 as well as certain restrictions on the payment of quarterly distributions on the Southcross subordinated units held by Holdings.
Holdings has commenced operations at its Robstown Fractionator near Corpus Christi, Texas. Robstown is a 63,000 barrel per day natural gas liquids fractionation facility with sales agreements under long-term contracts. Upon completion of the NGL pipelines currently under construction, Robstown will be connected to the Gregory and Woodsboro processing facilities in addition to its existing connection to Southcross’ Lone Star processing facility. Robstown is also connected to the DCP Midstream Sand Hills Y-grade pipeline.
Updated Financial Guidance
Southcross expects its Adjusted EBITDA for the second quarter of 2015 will be approximately $17 million to $20 million reflecting some continuing financial impact from restoring the Gregory facility to full capacity and relatively flat rich gas volumes on its system compared to first quarter 2015 volumes.
This guidance, including the estimated 2015 growth capital additions above, sets forth management’s best estimate based on current and anticipated market conditions and other factors. While we believe that these estimates and assumptions are reasonable, they are inherently uncertain and are subject to, among other things, significant business, economic, regulatory, environmental and competitive risks and uncertainties that could cause actual results to differ materially from those that we anticipate, as set forth under “Forward-Looking Statements.”
Conference Call Information

Southcross will hold a conference call on Friday, May 8, 2015, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss its first quarter 2015 financial and operating results. The call can be accessed live over the telephone by dialing (877) 705-6003 or, for international callers, (201) 493-6725. The replay of the call will be available shortly after the call and can be accessed by dialing (877) 870-5176 or, for international callers, (858) 384-5517. The passcode for the replay is 13606378. The replay of the call will be available for approximately two weeks following the call.

Interested parties may also listen to a simultaneous webcast of the call on Southcross’ website at www.southcrossenergy.com under the “Investors” section. A replay of the webcast will also be available for approximately two weeks following the call.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation plants and approximately 3,000 miles of pipeline. The South Texas assets are located in or near the Eagle Ford Shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include: the expectations, plans, strategies, objectives and growth of Southcross; the impact of the drop-down transaction on Southcross' distributable cash flow and balance sheet; Southcross’ ability to complete any potential future drop-down transaction and funding sources for any such transaction; the in-service date for the NGL pipelines and anticipated EBITDA from such assets; and anticipated capital expenditures and Adjusted EBITDA. Although Southcross believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, Southcross can give no assurance they will prove to be correct. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause Southcross’ actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting Southcross is contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 6, 2015 and in other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date hereof and Southcross undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Use of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States, or GAAP. We also present the non-GAAP financial measures of Adjusted EBITDA, gross operating margin and distributable cash flow.

We define Adjusted EBITDA as net income/loss, plus interest expense, income tax expense, depreciation and amortization expense, equity in losses of joint venture investments, certain non-cash charges (such as non-cash unit-based compensation, impairments, loss on extinguishment of debt and unrealized losses on derivative contracts), major litigation costs net of recoveries, transaction-related costs, revenue deferral adjustment, loss on sale of assets and selected charges that are unusual or non-recurring; less interest income, income tax benefit, unrealized gains on derivative contracts, equity in earnings of joint venture investments and selected gains that are unusual or non-recurring. Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP.

Adjusted EBITDA is used as a supplemental measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions; operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on investment opportunities.

We define gross operating margin as the sum of revenues less the cost of natural gas and NGLs sold. For our fixed-fee contracts, we record the fee as revenue and there is no offsetting cost of natural gas and NGLs sold. For our fixed-spread and commodity-sensitive arrangements, we record as revenue all of our proceeds from the sale of the natural gas and NGLs and record as an expense the associated cost of natural gas and NGLs sold.

We define distributable cash flow as Adjusted EBITDA, plus interest income and income tax benefit, less cash paid for interest (net of capitalized costs), income tax expense and maintenance capital expenditures. We use distributable cash flow to analyze our performance and liquidity. Distributable cash flow does not reflect changes in working capital balances. Distributable cash flow is used to assess the ability of our assets to generate cash sufficient to support our indebtedness and make future cash distributions to our unitholders; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We believe that the presentation of these non-GAAP financial measures provides useful information to investors in assessing our financial condition, results of operations and cash flows from operations. Reconciliations of Adjusted EBITDA, gross operating margin and distributable cash flow to their most directly comparable GAAP measure are included in this press release. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool because each excludes some but not all items that affect the most directly comparable GAAP financial measure. You should not consider any of Adjusted EBITDA, gross operating margin or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted

EBITDA, gross operating margin and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

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Contact:
Southcross Energy Partners, L.P.
David Lawrence, 214-979-3720
Investor Relations
investorrelations@southcrossenergy.com

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except for per unit data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues:
Revenues	$173,102	$213,591
Revenues - affiliates	7,447	—
Total revenues	180,549	213,591

Expenses:
Cost of natural gas and liquids sold	141,115	186,403
Operations and maintenance	17,190	10,861
Depreciation and amortization	13,953	8,528
General and administrative	7,705	6,103
Loss on sale of assets, net	218	4
Total expenses	180,181	211,899

Income from operations	368	1,692
Other income (expense):
Equity in losses of joint venture investments	(3,552)	—
Interest expense	(7,498)	(2,973)
Total other expense	(11,050)	(2,973)
Loss before income tax expense	(10,682)	(1,281)
Income tax expense	(69)	(8)
Net loss	$(10,751)	$(1,289)
Series A Preferred Unit fair value adjustment	—	33
Series A Preferred Unit in-kind distribution	—	(534)
General partner Unit in-kind distribution	(76)	—
Net loss attributable to partners	$(10,827)	$(1,790)

Earnings per unit and distributions declared
Net loss allocated to limited partner common units	$(4,936)	$(1,045)
Weighted average number of limited partner common units outstanding	23,801	18,285
Basic and diluted loss per common unit	$(0.21)	$(0.06)

Net loss allocated to limited partner subordinated units	$(2,533)	$(719)
Weighted average number of limited partner subordinated units outstanding	12,214	12,214
Basic and diluted loss per subordinated unit	$(0.21)	$(0.06)
Distributions declared per common unit	$0.40	$0.40

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for unit data)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$230	$1,649
Trade accounts receivable	54,654	71,159
Accounts receivable - affiliates	8,882	11,325
Prepaid expenses	2,423	3,073
Other current assets	750	1,813
Total current assets	66,939	89,019

Property, plant and equipment, net	971,615	968,810
Intangible assets, net	1,497	1,511
Investments in joint ventures	145,675	147,098
Other assets	16,275	17,189
Total assets	$1,202,001	$1,223,627

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$76,938	$103,188
Accounts payable - affiliates	3,803	12,856
Current portion of long-term debt	4,500	4,500
Other current liabilities	14,005	11,061
Total current liabilities	99,246	131,605

Long-term debt	505,092	471,129
Other non-current liabilities	1,392	1,109
Total liabilities	605,730	603,843

Commitments and contingencies

Partners' capital:
Common units (23,800,943 units outstanding as of March 31, 2015 and December 31, 2014)	243,464	259,735
Class B Convertible units (15,149,636 and 14,889,078 units issued and outstanding as of March 31, 2015 and December 31, 2014, respectively)	299,426	298,833
Subordinated units (12,213,713 units issued and outstanding as of March 31, 2015 and December 31, 2014)	41,628	48,831
General partner interest	11,753	12,385
Total partners' capital	596,271	619,784
Total liabilities and partners' capital	$1,202,001	$1,223,627

SOUTHCROSS ENERGY PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(10,751)	$(1,289)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,953	8,528
Unit-based compensation	813	529
Amortization of deferred financing costs	825	337
Loss on sale of assets, net	218	4
Unrealized loss (gain) on financial instruments	167	(32)
Equity in losses of joint venture investments	3,552	—
Other, net	18	14
Changes in operating assets and liabilities:
Trade accounts receivable, including affiliates	19,082	(7,477)
Prepaid expenses and other current assets	(297)	813
Other non-current assets	170	(25)
Accounts payable and accrued liabilities	(27,111)	13,694
Other liabilities, including affiliates	2,789	(920)
Net cash provided by operating activities	3,428	14,176
Cash flows from investing activities:
Capital expenditures	(27,772)	(11,087)
Expenditures for assets subject to property damage claims, net of insurance proceeds and deductibles	545	(693)
Proceeds from sales of assets	4,368	—
Investment contribution to joint venture investments	(2,349)	—
Other acquisitions	—	(38,636)
Net cash used in investing activities	(25,208)	(50,416)
Cash flows from financing activities:
Proceeds from issuance of common units, net	—	144,715
Borrowings under our credit facility	50,000	62,000
Repayments under our credit facility	(15,000)	(158,450)
Repayments under our term loan agreement	(1,125)	—
Payments on capital lease obligations	(140)	(143)
Financing costs	(6)	(156)
Contributions from general partner	—	3,115
Payments of distributions and distribution equivalent rights	(13,368)	(13,755)
Other, net	—	(1)
Net cash provided by financing activities	20,361	37,325
Net (decrease) increase in cash and cash equivalents	(1,419)	1,085
Cash and cash equivalents — Beginning of period	1,649	3,349
Cash and cash equivalents — End of period	$230	$4,434

SOUTHCROSS ENERGY PARTNERS, L.P.
SELECTED FINANCIAL AND OPERATIONAL DATA
(In thousands, except for operating data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Financial data:
Adjusted EBITDA	$16,982	$12,497
Gross operating margin	39,434	27,188

Maintenance capital expenditures	2,526	1,363
Growth capital expenditures	25,246	9,724

Distributable cash flow	7,751	8,511
Cash distributions declared	9,938	13,762

Operating data:
Average throughput volumes of natural gas (MMBtu/d) (1)	1,103,472	665,339
Average volume of processed gas (MMBtu/d)	541,115	246,422
Average volume of NGLs fractionated (Bbls/d)	20,596	14,329

Realized prices on natural gas volumes ($/MMBtu)	$2.92	$5.07
Realized prices on NGL volumes ($/gallon)	0.41	0.96

(1) Average throughput volumes of natural gas per day include sales, transportation, fuel and shrink volumes.

SOUTHCROSS ENERGY PARTNERS, L.P.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Reconciliation of gross operating margin to net loss:
Gross operating margin	$39,434	$27,188
(Deduct):
Income tax expense	(69)	(8)
Equity in losses of joint venture investments	(3,552)	—
Interest expense	(7,498)	(2,973)
Loss on sale of assets, net	(218)	(4)
General and administrative	(7,705)	(6,103)
Depreciation and amortization	(13,953)	(8,528)
Operations and maintenance	(17,190)	(10,861)
Net loss	$(10,751)	$(1,289)

	Three Months Ended March 31,
	2015	2014
Reconciliation of net loss to Adjusted EBITDA and distributable cash flow:
Net loss	$(10,751)	$(1,289)
Add (deduct):
Depreciation and amortization	13,953	8,528
Interest expense	7,498	2,973
Income tax expense	69	8
Unrealized loss (gain) on commodity swaps	111	(32)
Revenue deferral adjustment	754	1,182
Unit-based compensation	824	529
Loss on sale of assets, net	218	4
Major litigation costs, net of recoveries	453	273
Transaction-related costs	301	303
Equity in losses of joint venture investments	3,552	—
Other, net	—	18
Adjusted EBITDA	$16,982	$12,497
Cash interest, net of capitalized costs	(6,636)	(2,615)
Income tax expense	(69)	(8)
Maintenance capital expenditures	(2,526)	(1,363)
Distributable cash flow	$7,751	$8,511

SOUTHCROSS ENERGY PARTNERS, L.P.
SECOND QUARTER 2015 ADJUSTED EBITDA GUIDANCE
RECONCILIATION TO NET INCOME
(In thousands)
(Unaudited)

SECOND QUARTER 2015:	Low	High

Net loss	$(13,150)	$(10,150)
Add:
Depreciation and amortization	14,100	14,100
Interest expense	8,000	8,000
Income tax expense	50	50
Unit-based compensation	1,000	1,000
Equity in losses of joint venture investments	4,000	4,000
Other	3,000	3,000
Adjusted EBITDA	$17,000	$20,000